SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	43-1916803

1-707	KANSAS CITY POWER & LIGHT COMPANY (A Missouri Corporation) 1201 Walnut Street Kansas City, Missouri 64106 (816) 556-2200 NOT APPLICABLE (Former name or former address, if changed since last report)	44-0308720

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) are separately filing this combined Current Report on Form 8-K (Report).

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2005, KCP&L issued $250 million aggregate principal amount of its 6.05% Senior Notes due 2035, Series A (the "Notes") in accordance with the provisions of Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). The Notes have not been registered under the Securities Act or under the securities laws of any jurisdiction. The Notes are subject to certain restrictions on transfer and may only be sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

The Notes will mature on November 14, 2035. Interest on the Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2006, with interest accruing from November 17, 2005. Part or all of the Notes may be redeemed at KCP&L's option on at least 30 days' notice at the redemption price specified in the Notes. The Notes are unsecured and rank equally with all of KCP&L's other unsecured and unsubordinated indebtedness from time to time outstanding.

The Notes were issued pursuant to Supplemental Indenture No. 1, dated as of November 15, 2005, to the Indenture dated as of March 1, 2002, between KCP&L and The Bank of New York, as Trustee (collectively, the "Indenture"). The Indenture establishes the terms of the Notes, and contains other customary representations, warranties and covenants, including without limitation the payment of principal, interest and premium, if any, on indebtedness issued under the Indenture and restrictions on consolidation or merger. The Indenture also contains customary events of default, including without limitation payment defaults, other covenant defaults and certain bankruptcy and insolvency events.

The initial purchasers of the Notes are BNP Paribas Securities Corp., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, BNY Capital Markets, Inc., KeyBanc Capital Markets, a Division of McDonald Investments Inc., and Wachovia Capital Markets LLC.

In connection with the sale and purchase of the Notes, KCP&L entered into a Registration Rights Agreement dated November 17, 2005, with the initial purchasers. The Registration Rights Agreement provides, among other things, for KCP&L to file not later than 150 days after the date of issuance of the Notes, and to use its best efforts to have declared effective within 240 days after the date of issuance of the Notes, a registration statement relating to an exchange offer for notes with substantially the same terms as the Notes (but excluding restrictions on transfer), and to consummate the exchange offer no later than 40 days after the registration statement is declared effective. The Registration Rights Agreement also requires KCP&L, in certain circumstances, to file and use its best efforts to have declared effective, and to keep effective, a shelf registration statement relating to the resale of the Notes. Failure to file or have such registration statement declared effective, or to consummate the exchange offer, by the specified dates will result in an increase of the Notes' annual interest rate by 0.25% for each 90 day period such failure remains uncured, up to a maximum additional annual interest rate of 1.0%.

The Bank of New York and affiliates of the initial purchasers of the Notes (excluding Credit Suisse First Boston LLC) are lenders under a $250 million revolving credit agreement with

KCP&L, and under a $550 million revolving credit agreement with Great Plains Energy. Both agreements mature in December 2009. The Bank of New York is also trustee under certain indentures with KCP&L and Great Plains Energy. In addition, the initial purchasers of the notes, or certain of their respective affiliates, provide or have provided various other financial and advisory services to Great Plains Energy, KCP&L and their respective affiliates.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01, above, is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Terry Bassham

Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/Terry Bassham

Terry Bassham
Chief Financial Officer

Date: November 21, 2005